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                                                             Exhibit 10.3

                      THE BANK OF NEW YORK COMPANY, INC.
                        2003 LONG-TERM INCENTIVE PLAN

                    2006 STOCK OPTION TERMS AND CONDITIONS

Pursuant to the 2003 Long-Term Incentive Plan of the Bank of New York Company, Inc. ("Plan"), you have been granted a non-statutory stock option to purchase shares of Common Stock upon the following terms and conditions and the terms and conditions of the Plan ("Option"). You will be notified in a separate communication of the number of shares granted under the Option, the date the Option was granted ("Grant Date"), as well as the vesting schedule and exercise price for these shares ("Option Shares").

A copy of the Plan has been made available to you through The Bank of New York Employee Stock Plan Website (www.bnymystock.com/bny). Unless defined herein, capitalized terms used herein shall be as defined in the Plan.

     1. Your right to exercise the Option shall expire ten years from the Grant Date; provided, however, in the event your employment with the Company and its subsidiaries shall cease for any reason prior to the tenth anniversary of the Grant Date, your right to exercise the Option may expire at an earlier date, as provided in Paragraph 3 herein ("Option Termination Date").

     2. The Option may be exercised in whole at any time or in part from time to time as specified above.

     3. In the event your employment with the Company and its subsidiaries is terminated prior to the tenth anniversary of the Grant Date, your right to exercise the Option shall expire as of the applicable time period specified below, measured from the date of such termination:

     Reason for Termination                  Applicable Time Period
     ----------------------                  ----------------------
  Voluntary                          Must be Exercised by Termination Date*

  Cause                              Must be Exercised by Termination Date*

  Disability                                         3 years

  Retirement:
    At or after age 55 but
      prior to age 60               Shares Vested as of Retirement - 5 years*

    At or after age 60                        Full Grant - 5 years

  Death                                              3 years

  Joint Venture or Divestiture by
    Company or subsidiary                            3 years

  Other with Termination Agreement  Shares Vested as of Termination Date -
                                                     3 years*

  Other                                              3 months

For purposes of this Option only, your employment termination date for Disability is the date on which you become disabled, as determined in accordance with Code Section 409A and are eligible to receive benefits under the Company's Long-Term Disability Plan as in effect from time to time.

--------------------------------
*Option Shares not vested at Termination Date or Retirement shall be forfeited.

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The Bank of New York Company, Inc.
2006 Stock Option Terms and Conditions


     4. In the event you terminate due to Disability, Retirement at or after age 60, or by reason of a Joint Venture or Divestiture by the Company or a subsidiary, all shares under your Option shall become exercisable (to the extent not previously exercisable) one year after you terminate or, if later, one year after the Grant Date. In the event of your death, all shares under your Option shall become exercisable immediately or, if later, one year after the grant Date.

     5. You may direct the exercise of the Option through The Bank of New York Employee Stock Plan Website or telephone call center (800-510-2654) or by delivering to the Plan Administrator written direction thereof, including in any such direction the number of shares to be exercised. Payment of the option price upon exercise of the Option shall accompany such direction and shall be made in cash and/or shares of Common Stock in accordance with procedures established by the Committee. Exercise of the Option shall take effect on the date the direction and payment are actually received by the Plan Administrator.

     6. After an Option is exercised, the Company shall cause to be issued to you, subject to Paragraph 7, the number of shares of Common Stock with respect to which the Option has been exercised.

     7. You agree that, upon exercise of the Option with respect to all or any portion of the Option Shares, you shall pay to the Company the appropriate amount of taxes due for withholding purposes as a result of such exercise or, in accordance with procedures established by the Committee, permit the Company to retain shares of Common Stock from you to fulfill such withholding liability.

     8. In the event you fail to comply with any rules or regulations the Company establishes with respect to its businesses (including the Company's Code of Conduct Policy and Procedures), the Company may cancel or revoke all or any portion of this Option with respect to the shares not yet exercised. The Company shall have sole discretion to determine what constitutes such a failure.

     9. This Option may be transferred by you to one or more immediate family members or to trusts established in whole or in part for your benefit and/or the benefit of one or more of your immediate family members. For this purpose, (i) the term "immediate family" shall mean your spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members and trusts established in whole or in part for your benefit and/or the benefit of one or more of your immediate family members" shall be further limited, if necessary, so that neither the transfer of the Option to such immediate family member or trust, nor your ability to make such a transfer shall have adverse consequences to you or the Company under the Internal Revenue Code. In making any such transfer, you and the transferee shall execute any additional agreements as may be required by the Committee.

    10. These terms and conditions (a) shall be binding upon and inure to the benefit of any successor of the Company and any transferee of the Option pursuant to Paragraph 8, (b) shall be governed by the laws of the State of New York without regard to any choice of law provisions thereof and (c) may not be amended except in writing. This grant shall in no way affect your participation or benefits under any other plan or program maintained or provided by the Company. All actions and proceedings relating to or arising from, directly or indirectly, this Option shall be litigated in courts located within the City and State of New York. You further hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Option. In the event of a conflict between these terms and conditions and the Plan, the Plan shall govern provided, however, that in all events the Plan and these terms and conditions shall be interpreted and administered in accordance with the provisions of Code Section 409A, to the extent applicable to the Plan and your Option Grant.

                         THE BANK OF NEW YORK COMPANY, INC.